IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

C. ROBERT COATES,                      :
                                       :
                  Plaintiff,           :
                                       :
                  v.                   :            Civil Action No.
                                       :
INPRISE CORPORATION,                   :            17372-NC
DALE FULLER, WILLIAM HOOPER,           :
DAVID HELLER, WILLIAM F. MILLER        :
and HARRY J. SAAL,                     :
                                       :
                                       :
                                       :
                  Defendants.          :


                                    COMPLAINT

A.       NATURE OF THE ACTION

         1. Plaintiff C. Robert Coates brings this action individually as a director of defendant Inprise Corporation ("Inprise" or the "Company"). Plaintiff seeks, inter alia, declaratory and injunctive relief with respect to unlawful restrictions placed upon him (and other outside directors) by the Company and its board which (1) prevent him from discharging his fiduciary and statutory duties as a director of Inprise; and (2) abdicate the fiduciary and statutory duties of the directors by allowing Dale Fuller, the Company's interim President and Chief Executive Officer, to control the flow of information to the Inprise board and all communications with Inprise employees. Inprise has imposed a gag order on plaintiff and Inprise's other directors, except for Mr. Fuller, which deprives the directors of access to first-hand information, filters information through Mr. Fuller and other members of management, and restricts Inprise's directors from communicating with the Company's employees and stockholders. These Orwellian measures establish Mr. Fuller as a corporate "Big Brother" by whom all communications about the Company must be approved and to whom all communications about the Company must be reported.

B.       THE PARTIES

         2. Plaintiff is an outside director of Inprise. Plaintiff is the president and chief executive officer of Management Insights, Inc. Plaintiff and Management Insights, Inc. have invested over $18 million in over 3 million shares of Inprise common stock, representing over 6% of Inprise's outstanding common stock. However, at current market prices of Inprise's stock, the value of that investment has shrunk to approximately $12 million. As explained below, plaintiff is justifiably concerned that the value of the investment of the Inprise stockholders may erode further -- and fast.

         3. Inprise is a Delaware corporation headquartered in Scotts Valley, California. The Company's common stock is quoted on The Nasdaq Stock Market. In the last year, the market price of Inprise's common stock has declined from the $6 range to the $4 range, and has even dipped below $3. Inprise is a leading provider of software and services that simplify the complexity of application development for corporations and individual programmers. Because Inprise is a software company, its technical employees are among its most critical assets. There is presently great concern at Inprise concerning the loss of employees and plaintiff has been asked as a director to consider steps to address this concern.

         4. Individual defendants Dale Fuller, William Hooper, David Heller, William F. Miller and Harry J. Saal are directors of the Company. Defendant Fuller is the interim President and Chief Executive Officer of the Company. Defendant Miller is the Chairman of the Board. He has known Mr. Fuller for some time and suggested that Mr. Fuller be appointed interim President and CEO.

C.       FACTS

         5. At a meeting of the Inprise board of directors on July 30, 1999, the board approved a "Statement of Policies and Procedures for the Board of Directors" (the "Policies") to regulate and restrict the activities of the Company's directors. Plaintiff was the only director to oppose the Policies and their impermissible limitations on the ability of the Company's directors to discharge their fiduciary responsibilities. While the Policies are purportedly "to assist Board members in performing their lawful duties as directors of the Company", the intent and effect of the Policies is just the opposite - to hamstring Inprise's directors and, particularly, plaintiff from properly and fully discharging their fiduciary duties to the Company and its stockholders. A copy of the Policies is attached as Exhibit A hereto.

         6. Section 2 of the Policies admonishes the directors that all non-public information relating to "the business, operations, financial condition, plans or prospects of the Company" must be held in strictest confidence. This confidentiality restriction is not limited to trade secrets, sensitive business plans or information or even all material information. Instead, all information that is non-public is "confidential" and, therefore, subject to the restrictions of the policies. The directors are instructed to consult with the Company's Chief Executive Officer or General Counsel who will determine whether particular information is "confidential" (i.e., non-public).

         7. Section 2 also provides:

              If a Board member desires to review or be provided with ADDITIONAL confidential information in furtherance of his duties as a director of the Company, he should request it IN WRITING FROM A DESIGNATED OFFICER (as defined below), and specify the additional information being sought and the reason it is being requested. The Designated Officer, IF HE DEEMS IT TO BE IN THE INTERESTS OF THE COMPANY after taking into account the nature of the information so requested, may require that such information be furnished to a director SUBJECT TO REASONABLE CONDITIONS, such as a condition that books, records and documents (including copies, extracts or summaries thereof) NOT BE REMOVED FROM THE COMPANY'S OFFICES. For purposes of this paragraph, the term "Designated Officer" means the Chief Executive Officer or the Chairman of the

         Board, or if the same person holds both such positions, the Chief Financial Officer also shall be a "Designated Officer." If the request for additional confidential information is made to a Designated Officer other than the Chief Executive Officer, such Designated Officer promptly should inform the Chief Executive Officer of such request. (Emphasis added.)

         8. Section 2 essentially gives "Designated Officers" the power to control what information about the Company the directors will receive and how and where they will receive it. It specifically authorizes such officers to require outside directors who do not live near the Company's offices to travel to the Company's offices to review information and further authorizes such officers to confiscate the directors' personal notes summarizing the information reviewed. Section 2 also imposes a written demand requirement on directors that is contrary to Section 220(d) of the Delaware General Corporation Law. Furthermore, the authorization for the Chief Executive Officer (or other "Designated Officer") to preclude directors from retaining copies and extracts of documents is contrary to Section 220(d), which specifically entitles directors to make copies and extracts of corporate records.

         9. Section 2 attempts to camouflage the fact that the Policies will give Mr. Fuller control over what information his fellow directors receive and when and how they receive it. Although Section 2 provides that a written request can also be directed to the Chairman of the Board or, if the CEO is also the Chairman, to the Chief Financial Officer, the practical effect of Section 2 is that defendant Fuller will be able to determine what information the other directors may see and how and where they may see it. While Dr. Miller as Chairman of the Board will nominally be a Designated Officer, he is closely associated with Mr. Fuller and will not provide information except with Mr. Fuller's approval, including the conditions imposed. Indeed, because Dr. Miller is not an officer of Inprise, he does not have control of the Company's records or the ability to direct officers or employees to produce records. In short, directors will not be able to obtain corporate records except through Mr. Fuller.

         10. The problems with Section 2 are many, but may be illustrated by assuming that a director learned information suggesting that the Chairman/CEO and the CFO of the Company were involved in a financial fraud and the director wanted to investigate the allegation. Under Section 2, the director would not be able to informally seek information from employees to see if there was any basis for the fraud suspicion, but would be obligated instead to tip off the very people who were suspected of possible wrongdoing.

         11. Section 3 of the Policies precludes directors from disclosing "previously undisclosed material information, publicly or otherwise." This section  ignores that a director has  fiduciary  and  statutory  duties that may require him to disclose information publicly. If a director became aware that the Company with the knowledge of the board and management was issuing false financial information in a 10-Q, could that director remain silent in light of his fiduciary duty to the stockholders and the requirements of state and federal law? Interestingly, while forbiding the directors from disclosing any undisclosed material information, Section 3 permits unidentified "appropriate officers" to make such disclosures without the approval or even knowledge of the directors.

         12. Section 4 of the Policies reads:

              In order to avoid selective disclosure and to assist the Company in complying with applicable laws pertaining to disclosure of information, ONLY THE CHIEF EXECUTIVE OFFICER, THE CHIEF FINANCIAL OFFICER, AND OTHER OFFICERS OR EMPLOYEES as may be specifically DESIGNATED BY THE CHIEF EXECUTIVE OFFICER in a particular situation, may discuss COMPANY BUSINESS MATTERS with securities analysts or members of the press. Members of the Board of Directors (OTHER THAN DIRECTORS WHO ALSO SERVE AS OFFICERS of the Company and in such capacity, are specifically authorized to do so) are not to discuss ANY MATTERS PERTAINING TO THE COMPANY with securities analysts or the press unless specifically authorized to do so in a particular situation by the Chief Executive Officer or the Board of Directors. (Emphasis added).

         13. Section 4 gives the CEO total control over all public communication about "all Company business matters." The section discriminates between directors who are officers and outside directors. The section ignores that outside directors are placed on the board specifically to represent the stockholders and the investing public. Instead, the section precludes outside directors from discussing "any matters pertaining to the Company," thereby ensuring that the stockholders and the investing public will hear only what the management insiders want them to hear. What if a dissident outside director decided to wage a proxy contest - would he only be permitted to discuss "Company business matters" with securities analysts and the press if the CEO or board said he could?

         14. Section 5 of the Policies relates to trading in the Company's securities, though it acknowledges that the Company already has a policy that regulates that subject. Given the existing policy and procedures, the new policy seems intended only to discourage the directors from exercising their right under Delaware law to purchase, own and sell shares of the Company.


         15. Section 6 of the Policies permits outside directors to meet or communicate with officers or employees of Inprise "only after prior consultation with the Chief Executive Officer, and subject to such reasonable conditions as the Chief Executive Officer may determine." Moreover, the CEO or his designee is to determine the time and place of the meeting. Furthermore, all officers and employees of Inprise are to be advised that they cannot communicate with directors "without the prior approval of the Chief Executive Officer, and that any requests for meetings or other communications are to be reported promptly to the Chief Executive Officer." This section will have a chilling effect on any employee who might wish to share information with outside directors concerning the Company. If an employee has information that does not reflect favorably on senior management, that employee could hardly be expected to report the information to an outside director if he has to first notify the CEO. The Inprise board might just as well require an employee who talks to an outside director to submit his or her resignation. This section is particularly troubling because there is current concern at Inprise over possible departures of employees, and management has proposed measures to the directors which management claims are appropriate to address the subject. Especially in these circumstances, outside directors should have the ability to have candid and confidential discussions with employees about whether employees are considering leaving and why, what problems employees see at the Company and what measures employees believe should be taken to address the problems.

         16. Section 7 restricts directors (except, of course, Mr Fuller as Chief Executive Officer) from speaking about any significant business transactions involving the Company. In particular, "directors are not to make any statement to third parties or the media concerning any potential extraordinary transaction." For example, if a director in the exercise of his fiduciary duty opposes a proposed merger, he would be forbidden from explaining his reasons to the stockholders and the investment community. Under Section 7, directors are also precluded from soliciting proposals for the acquisition of the Company "or any of its stock" (presumably including the stock the directors themselves own). The directors are required to report to the Chief Executive Officer "immediately" all inquiries or other communications with respect to "a possible extraordinary transaction" and advise him of "all facts and circumstances relating to such communication." This section also requires the directors to report to the Chief Executive Officer "any rumors, hearsay or other information about the Company which they may hear from third parties."
(Presumably the directors will be issued steno pads so they can write down whatever gossip, cocktail party chatter or other comments they may hear regarding the Company!)

         17. Finally, the Policies in Section 8 threaten retaliation against any director accused of violating Mr. Fuller's gag order directives. Directors and officers are required to report suspected violations of the Policies to (of course) the Chief Executive Officer, who (unlike the other directors who may not speak unless spoken to) can make such inquiries "as he deems appropriate" and "may, in his discretion" decide whether to report the director to the full board. The board of directors can then impose such punishment on the director "as it deems appropriate," including determining that the director's actions "were not taken by the director in his capacity as a director of the Company and/or were taken in bad faith." This amounts to a thinly veiled threat that, if a director says or does anything that Mr. Fuller does not like, the Company will sue the director and claim that he does not meet the criteria for advancement or indemnification of his legal fees under the Delaware General Corporation Law.

                                     COUNT I

                      UNLAWFUL RESTRICTIONS ON THE ABILITY
                       OF PLAINTIFF AND OTHER DIRECTORS TO
                         EXECUTE THEIR FIDUCIARY DUTIES
                         ------------------------------

         18. Plaintiff repeats and realleges the allegations of the paragraphs above as if fully set forth herein.

         19. As directors of a Delaware corporation, plaintiff and Inprise's other directors are charged with the duty to manage the Company. 8 Del.C.
Section 141. Section 141(a) provides that any limitation on the directors' duty to manage the corporation be set out in the certificate of incorporation. In discharging their statutory responsibility, plaintiff and the other Inprise directors owe concomitant fiduciary duties of care, candor and loyalty to the Company and its stockholders. Those duties impose on the Inprise directors affirmative obligations to promote and protect the financial interests of the stockholders, to inform themselves of all material information reasonably available and to proceed with a critical eye in assessing information.

         20. The Inprise board has impermissibly limited the Inprise directors in completely discharging their fiduciary duties to the Company and its stockholders. Indeed, the Policies attempt to turn the Company's outside directors into ventriloquists' dummies who speak and act only through the CEO.

         21. The Policies interfere with plaintiff's ability to satisfy his duty to inform himself of all material information reasonably available regarding the

Company and its affairs. The Policies give defendant Fuller control over the directors' access to information from the records, officers and employees of Inprise. Plaintiff and Inprise's other directors cannot discharge their duty to inform themselves fully and assess information critically by having their information flow through and be controlled by Mr. Fuller. In particular, directors are prevented by the Policies from obtaining information from employees at a time when the directors are being asked to consider management proposals directed to the treatment of employees. The Policies also violate
Section 220(d) of the DGCL by imposing new requirements on the statutory right of directors to obtain information about the corporation's business and affairs, including a written demand requirement and elimination of the right to copies and extracts of corporate records.

         22. The Inprise  directors have placed  defendant  Fuller in a position
(a) to obtain and control crucial  information not available to other directors,
(b) to be the gatekeeper determining what information plaintiff and the other directors get; (c) to disseminate selected information to plaintiff and the other directors; and (d) to put his "spin" on the information he chooses to disclose. The Policies make plaintiff and other outside directors "second class citizens" on the board with inferior ability to discharge their fiduciary and statutory obligations than Mr. Fuller, the management insider.

         WHEREFORE, plaintiff seeks an Order:

         A. Declaring that the Policies are void and that the restrictions on the access to information and on communication are unlawful restraints on plaintiff's ability to discharge his fiduciary duties as a director of a Delaware corporation and violate his statutory rights under the DGCL.

         B. Preliminarily and permanently enjoining Inprise and the individual defendants from taking any action to enforce the Policies and the restrictions contained therein.

         C. Awarding plaintiff the reasonable costs of this action, including attorneys' fees.

         D. Granting such additional relief as the Court deems proper.

                                                     PRICKETT, JONES, ELLIOTT
                                                     & KRISTOL


                                                     Michael Hanrahan
                                                     John H. Small
                                                     Paul A. Fioravanti, Jr.
                                                     1310 King Street
                                                     Wilmington, Delaware  19801
                                                     (302) 888-6500
                                                     Attorneys for Plaintiff

OF COUNSEL:

Mark T. Josephs
Jackson Walker L.L.P.
901 Main Street
Suite 6000
Dallas, Texas 75202
(214) 953-6000

Dated:  August 16, 1999